As filed with the Securities and Exchange Commission on June 19, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ULTRA CLEAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	61-1430858
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)
150 INDEPENDENCE DRIVE
MENLO PARK, CA 94025
(Address of principal executive offices) (Zip Code)

ULTRA CLEAN HOLDINGS, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN
(Full title of the Plan)

INCORPORATING SERVICES, INC.
15 EAST NORTH STREET
DOVER, DE 19901
(800) 346-4646
(Name, address including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Alan F. Denenberg, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
(650) 752-2000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	330,027 shares	$7.81	$2,577,511	$276

(1)	This Registration Statement covers shares being added to the Ultra Clean Holdings, Inc. Amended and Restated Stock Incentive Plan. This Registration Statement shall also cover any additional shares of common stock which become issuable under the Ultra Clean Holdings, Inc. Amended and Restated Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.
(2)	Calculated under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on June 14, 2006 as reported by the NASDAQ National Market.

PART II
Information Required in the Registration Statement

Item 3.     Incorporation of Documents by Reference

     Ultra Clean Holdings, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on February 28, 2006, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	The Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006, pursuant to Section 13 of the 1934 Act;

(c)	The Corporation’s Current Report on Form 8-K filed with the SEC on February 28, 2006, March 16, 2006, April 24, 2006, and May 3, 2006, pursuant to Section 13 or 15(d) of the 1934 Act; and

(d)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed on March 23, 2004, pursuant to Section 12(g) of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable

Item 5	Interests of Named Experts and Counsel

Not Applicable

Item 6	Indemnification of Directors and Officers

  Delaware General Corporation Law

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   Amended and Restated Certificate of Incorporation and Bylaws

     Article Eight of the Registrant's amended and restated certificate of incorporation provides for indemnification by it of its directors, officers and employees to the fullest extent permitted by Delaware law. Article Eight also provides that the Registrant may maintain insurance on behalf of its directors, officers and employees.

   Indemnification Agreements and Directors’ and Officers’ Liability Insurance

     The Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to it with respect to indemnification payments that it may make to such directors and officers.

     The Registrant has also entered into separate indemnification agreements with its directors and officers which may be broader than the indemnification provisions contained in Delaware law.

   Registration Rights Agreement

     Section 2.04 of the Registration Rights Agreement dated as of December 2, 2002 between Ultra Clean Holdings, Inc. and FP-Ultra Clean, LLC, the Registrant’s majority shareholder (the “Registration Rights Agreement”), provides that the Registrant will indemnify and hold harmless FP-Ultra Clean, LLC and certain other persons against losses, claims, damages, liabilities and expenses relating to an untrue statement or alleged untrue statement of a material fact in a registration statement or prospectus relating to its registrable securities if it is found responsible for providing such statements, and for an omission to state a material fact necessary to make statements in a registration statement or prospectus not misleading, if it is found responsible for omitting to provide such statements.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

99.1(1)	Ultra Clean Holdings, Inc. Amended and Restated Stock Incentive Plan

(1) Incorporated by reference to Exhibit 99.1 of the Registrant’s Form S-8 filed on March 30, 2004

Item 9	Undertakings

     a. The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification foregoing provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 19th day of June, 2006.

Ultra Clean Holdings, Inc.

	By:	/s/ Clarence L. Granger

Clarence L. Granger
Date: June 19, 2006		President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clarence L. Granger and Jack Sexton, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him/her in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

	President, Chief Executive Officer	June 19, 2006
/s/ Clarence L. Granger	(Principal Executive Officer) and Director

Clarence L. Granger

	Vice President and Chief Financial Officer	June 19, 2006
(Principal Financial Officer and Principal
/s/ Jack Sexton	Accounting Officer)

Jack Sexton

/s/ Brian R. Bachman	Director	June 19, 2006

Brian R. Bachman

/s/ Susan H. Billat	Director	June 19, 2006

Susan H. Billat

/s/ Dipanjan Deb	Director	June 19, 2006

Dipanjan Deb

/s/ Kevin C. Eichler	Director	June 19, 2006

Kevin C. Eichler

/s/ David ibnAle	Director	June 19, 2006

David ibnAle

/s/ Thomas M. Rohrs	Director	June 19, 2006

Thomas M. Rohrs

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

99.1(1)	Ultra Clean Holdings, Inc. Amended and Restated Stock Incentive Plan

(1)	Incorporated by reference to Exhibit 99.1 of the Registrant’s Form S-8 filed on March 30, 2004.